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EXHIBIT 99.1

October 28, 2004

Dow Reports Record Sales
And Substantial Earnings Growth

Third Quarter of 2004 Highlights

•
Sales for the quarter exceeded $10 billion for the first time in Dow's history, up 26 percent from the same period last year, reflecting a 19 percent increase in price and a 7 percent increase in volume.

•
Net income of $617 million was 86 percent higher than the third quarter last year.

•
Earnings per share were $0.65, an 81 percent improvement compared with the $0.36 per share reported for the same quarter of 2003.

•
Solid pricing momentum was reported in the quarter across all operating segments and geographic areas. Coupled with good overall volume growth, this enabled further margin restoration despite a surge in feedstock and energy costs, which were $1.2 billion above the same period last year.

	3 Months Ended September 30		9 Months Ended September 30
(In millions, except for per share amounts)
	2004	2003	2004	2003
Net Sales	$10,072	$7,977	$29,225	$24,300
Net Income	$617	$332	$1,771	$801
Earnings Per Common Share	$0.65	$0.36	$1.87	$0.87

Review of Third Quarter Results

The Dow Chemical Company (NYSE: DOW) reported sales of $10.1 billion for the third quarter of 2004, a 26 percent increase compared with the same period of 2003 and above $10 billion for the first time in the Company's history. Net income rose to $617 million while earnings per share were $0.65, both more than 80 percent higher than the third quarter last year.

Across the Company as a whole, strong demand supported healthy price increases, enabling Dow to report the seventh consecutive quarter of margin recovery, despite an unprecedented $1.2 billion escalation in feedstock and energy costs compared with the third quarter of 2003.

"Solid worldwide economic growth continued in the third quarter, stimulating a further positive shift in chemical industry fundamentals," said J. Pedro Reinhard, executive vice president and chief financial officer. "Supply/demand balances tightened across many of Dow's products and in all geographic areas, with operating rates improving through the period. Against this backdrop, pricing momentum continued, enabling Dow to absorb an unprecedented quarterly increase in feedstock and energy costs and partially restore margins."

In the Performance Plastics segment, sales for the third quarter of 2004 were $2.4 billion, an increase of 23 percent compared with the same period in 2003, with volume up 12 percent and price up 11 percent. Engineering Plastics reported sales that were more than 30 percent higher than the same quarter last year, with significant demand growth in Europe and the United States. Epoxy Products & Intermediates also reported a strong increase in volume, with little sign of the traditional European summer slowdown. In Polyurethanes, MDI recorded a double-digit price increase within the context of tight global markets, driven by solid demand in the construction sector worldwide, while Thermoset Systems also recorded year-over-year sales improvements for the quarter, with good volume and clear indications that price increases were finding traction. EBIT* for the Performance Plastics segment was $238 million, an increase of 20 percent compared with the same quarter of 2003, as strong volume, higher operating rates and price increases offset the rise in raw material costs.

Sales in Performance Chemicals rose to $1.7 billion for the third quarter of 2004, an increase of 21 percent compared with the same period last year, with volume and price up 12 percent and 9 percent respectively. Sales of Acrylics and Oxide Derivatives were more than 50 percent higher than the third quarter of 2003, driven by substantial volume increases arising from the successful integration of the acrylates business acquired from Celanese AG earlier this year. The quarter also saw a marked increase in sales of Emulsion Polymers, led by strong demand from the coated paper industry in Europe and Asia Pacific. Escalating benzene costs prompted the business to announce a number of substantial price increases during the period—although a lag between cost and price increases led to margin compression in the quarter. Performance Chemicals reported EBIT of $162 million for the quarter, 30 percent lower than the third quarter of 2003 which included a gain of $47 million related to an asset divestiture. Excluding the 2003 gain, EBIT was down 13 percent, principally due to a significant increase in feedstock costs and expenses related to previously announced plant closures.

The Agricultural Sciences segment posted a new third quarter sales record of $657 million, 5 percent higher than the same period of 2003, with a 4 percent increase in volume spurred by further growth in spinosad insect control products and soybean fungicides. Price increased by 1 percent. Fungicide demand was strongest in Latin America, where the Company increased its share of the soybean rust control business and benefited from additional planted acres. Third quarter sales of spinosad insect control products rose by more than 25 percent compared with the same period last year, with significant volume growth resulting from the ramp-up of products for use on cotton in Asia Pacific. EBIT of $43 million was slightly higher than the same period last year, setting a new third quarter record.

Plastics sales climbed to $2.6 billion for the third quarter, 38 percent higher than the same period last year, driven by a 31 percent increase in price. Volume for the quarter grew by 7 percent year-over-year, despite the divestiture of the Company's PET business related to the formation of the Equipolymers joint venture in the second quarter. Polyethylene demand was strong across all geographic areas, including Europe, where volume remained uncharacteristically high through the traditionally slow summer months. Double-digit price increases in every geographic area reflected solid worldwide polyethylene demand, particularly for packaging and stretch film applications. Polystyrene continued to face a substantial challenge from escalating raw materials costs; despite healthy volume increases in most geographic areas and price more than 40 percent higher overall than the same period last year, polystyrene margins remained severely compressed. EBIT for the Plastics segment more than doubled compared with the third quarter of 2003, rising to $428 million from $155 million in the same quarter last year, as higher selling prices, volume growth and improved earnings from joint ventures exceeded substantial increases in feedstock costs.

Chemicals sales rose to $1.3 billion. Price increased 22 percent compared with the same quarter of 2003 while volume remained flat, principally due to the formation of MEGlobal, a 50:50 joint venture, in the second quarter. Chlorine and caustic soda industry operating rates were high worldwide, with continuing strong demand and low inventories. Vinyl chloride monomer sales were strong in the quarter with revenues up more than 40 percent compared with a year ago, driven primarily by price, as robust demand from the PVC industry in both North America and Europe continued through the summer months. Caustic soda demand has also remained strong and a number of significant price increases were announced during the third quarter. Ethylene glycol margins continued to expand due to high industry operating rates and improved pricing. The Chemicals segment reported EBIT for the quarter of $292 million, over three times the same period last year, as improved pricing in all businesses and higher earnings from joint ventures more than offset increased feedstock and energy costs.

"The chemical industry is now in a strengthening volume and price environment, and Dow continues to see improvements in product supply/demand balances across most businesses and in all geographic areas. For the seventh consecutive quarter, sales in each of the Company's operating segments have risen when compared with the same quarter of the previous year," said Reinhard. "Solid economic growth continues, and although demand remains vulnerable to uncertainties around oil and natural gas, we are increasingly confident that the chemical industry upturn is a reality.

"However, despite solid volume growth and increased pricing, high and volatile feedstock and energy costs have kept margins from reaching reinvestment levels. As the Company moves forward through the remainder of the year and into 2005, it will maintain a sharp focus on improving productivity and on restoring margins," he concluded.

* Earnings before interest, income taxes and minority interests ("EBIT"). Reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided following the Operating Segments and Geographic Areas table.

Upcoming Webcast:

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Dow will host a live Webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10 a.m. EDT on www.dow.com.

About Dow

Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $33 billion, Dow serves customers in more than 180 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 46,000 employees seek to balance economic, environmental and social responsibilities. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

THE DOW CHEMICAL COMPANY—3Q04 EARNINGS
Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
Net Sales	$10,072	$7,977	$29,225	$24,300

Cost of sales	8,697	6,861	24,949	20,994
Research and development expenses	248	247	761	730
Selling, general and administrative expenses	341	334	1,051	1,043
Amortization of intangibles	19	14	64	44
Restructuring net gain (Note B)	—	—	20	—
Equity in earnings of nonconsolidated affiliates	232	74	626	203
Sundry income — net	35	69	20	115
Interest income	19	22	58	60
Interest expense and amortization of debt discount	193	204	561	626

Income before Income Taxes and Minority Interests	860	482	2,563	1,241

Provision for income taxes	214	127	702	360
Minority interests' share in income	29	23	90	71

Income before Cumulative Effect of Change in Accounting Principle	617	332	1,771	810

Cumulative effect of change in accounting principle (Note C)	—	—	—	(9)

Net Income Available for Common Stockholders	$617	$332	$1,771	$801

Share Data
Earnings before cumulative effect of change in accounting principle per common share — basic	$0.66	$0.36	$1.89	$0.88
Earnings per common share — basic	$0.66	$0.36	$1.89	$0.87
Earnings before cumulative effect of change in accounting principle per common share — diluted	$0.65	$0.36	$1.87	$0.88
Earnings per common share — diluted	$0.65	$0.36	$1.87	$0.87
Common stock dividends declared per share of common stock	$0.335	$0.335	$1.005	$1.005
Weighted-average common shares outstanding — basic	940.9	919.8	937.0	917.3
Weighted-average common shares outstanding — diluted	951.4	926.5	948.8	922.9

Depreciation	$515	$434	$1,435	$1,293

Capital Expenditures	$321	$256	$851	$751

Notes to the Consolidated Financial Statements:

Note A:
The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. Certain reclassifications of prior year amounts have been made to conform to current year presentation. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.
Note B:
In the second quarter of 2004, the Company recorded a net pretax gain of $20 million related to restructuring activities. The net gain included gains totaling $563 million related to the divestitures of assets in conjunction with the formation of two new joint ventures, MEGlobal and Equipolymers, substantially offset by asset impairments of $99 million related to the future sale or shutdown of facilities; the recognition of a liability of $148 million associated with a loan guarantee for Cargill Dow LLC, a 50:50 joint venture; and employee-related restructuring charges of $296 million. The employee-related restructuring charges included severance of $225 million and curtailment costs of $71 million associated with Dow's defined benefit plans, and were the result of decisions management made in the second quarter relative to employment levels as the Company restructured its business organization and finalized plans for additional plant shutdowns and divestitures.
Note C:	On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." The cumulative effect of adoption was a charge of $9 million (net of tax of $5 million).

The Dow Chemical Company and Subsidiaries

Consolidated Balance Sheets

In millions (Unaudited)	Sept. 30, 2004	Dec. 31, 2003
Assets
Current Assets
Cash and cash equivalents	$2,402	$2,392
Marketable securities and interest-bearing deposits	38	42
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables — 2004: $135; 2003: $118)	4,338	3,574
Other	2,563	2,246
Inventories	4,702	4,050
Deferred income tax assets — current	338	698

Total current assets	14,381	13,002

Investments
Investment in nonconsolidated affiliates	2,484	1,878
Other investments	2,071	1,971
Noncurrent receivables	205	230

Total investments	4,760	4,079

Property
Property	40,397	40,812
Less accumulated depreciation	26,915	26,595

Net property	13,482	14,217

Other Assets
Goodwill	3,152	3,226
Other intangible assets (net of accumulated amortization — 2004: $471; 2003: $406)	536	579
Deferred income tax assets — noncurrent	4,423	4,113
Asbestos-related insurance receivables — noncurrent	1,145	1,176
Deferred charges and other assets	1,470	1,499

Total other assets	10,726	10,593

Total Assets	$43,349	$41,891

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$180	$258
Long-term debt due within one year	478	1,088
Accounts payable:
Trade	3,454	2,843
Other	2,239	2,041
Income taxes payable	420	212
Deferred income tax liabilities — current	290	241
Dividends payable	317	331
Accrued and other current liabilities	2,496	2,520

Total current liabilities	9,874	9,534

Long-Term Debt	11,785	11,763

Other Noncurrent Liabilities
Deferred income tax liabilities — noncurrent	1,228	1,124
Pension and other postretirement benefits — noncurrent	3,593	3,572
Asbestos-related liabilities — noncurrent	1,586	1,791
Other noncurrent obligations	3,351	3,556

Total other noncurrent liabilities	9,758	10,043

Minority Interest in Subsidiaries	419	376

Preferred Securities of Subsidiaries	1,000	1,000

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	107	8
Unearned ESOP shares	(27)	(30)
Retained earnings	10,820	9,994
Accumulated other comprehensive loss	(1,542)	(1,491)
Treasury stock at cost	(1,298)	(1,759)

Net stockholders' equity	10,513	9,175

Total Liabilities and Stockholders' Equity	$43,349	$41,891

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
Operating segment sales
Performance Plastics	$2,417	$1,966	$6,875	$5,721
Performance Chemicals	1,694	1,399	4,894	4,174
Agricultural Sciences	657	623	2,610	2,318
Plastics	2,608	1,890	7,167	5,741
Chemicals	1,340	1,098	3,986	3,195
Hydrocarbons and Energy	1,294	939	3,480	2,883
Unallocated and Other	62	62	213	268

Total	$10,072	$7,977	$29,225	$24,300

Operating segment EBIT (1)
Performance Plastics	$238	$199	$697	$498
Performance Chemicals	162	233	417	540
Agricultural Sciences	43	42	545	405
Plastics	428	155	1,134	451
Chemicals	292	82	1,191	217
Hydrocarbons and Energy	—	19	(1)	6
Unallocated and Other	(129)	(66)	(917)	(310)

Total	$1,034	$664	$3,066	$1,807

Geographic area sales
United States	$3,771	$3,124	$11,013	$9,622
Europe	3,457	2,649	10,356	8,519
Rest of World	2,844	2,204	7,856	6,159

Total	$10,072	$7,977	$29,225	$24,300

(1)
The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes. EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole. A reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided below:

		Three Months Ended		Nine Months Ended
		Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
EBIT		$1,034	$664	$3,066	$1,807
+	Interest income	19	22	58	60
-	Interest expense and amortization of debt discount	193	204	561	626
-	Provision for income taxes	214	127	702	360
-	Minority interests' share in income	29	23	90	71
+	Cumulative effect of change in accounting principle	—	—	—	(9)

Net Income Available for Common Stockholders		$617	$332	$1,771	$801

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended Sept. 30, 2004			Nine Months Ended Sept. 30, 2004
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	12%	11%	23%	13%	7%	20%
Performance Chemicals	12%	9%	21%	11%	6%	17%
Agricultural Sciences	4%	1%	5%	9%	4%	13%
Plastics	7%	31%	38%	6%	19%	25%
Chemicals	—	22%	22%	8%	17%	25%
Hydrocarbons and Energy	(4)%	42%	38%	(2)%	23%	21%

Total	7%	19%	26%	8%	12%	20%

Geographic areas
United States	6%	15%	21%	5%	9%	14%
Europe	3%	28%	31%	5%	17%	22%
Rest of World	12%	17%	29%	15%	13%	28%

Total	7%	19%	26%	8%	12%	20%

End of Dow Chemical 3Q04 Earnings Release

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